EXHIBIT 10.3

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made this the 14th day of June, 2006, by and between Breda Telephone Corp., d/b/a Western Iowa Networks, an Iowa Corporation, hereinafter referred to as “Breda,” and Charles J. Deisbeck, the Chief Operations Officer, hereinafter referred to as “Chuck.”

WHEREAS, the parties hereto desire to enter into a mutual agreement wherein Breda shall employ Chuck as its new Chief Operations Officer.

WHEREAS, the parties hereto desire to enter into an agreement based upon terms and conditions set forth below.

NOW, therefore in consideration of the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

1.             Employment and Duties. Breda employs Chuck in the capacity as Chief Operations Officer subject to the control of the Board of Directors. Chuck shall perform such duties as shall be assigned to him from time to time by the Board of Directors.

2.             Term. The term of this Agreement shall begin on July 1, 2006, and shall terminate on June 30, 2009.

3.             Compensation. Breda shall pay Chuck for all of his services rendered a salary of One Hundred Thousand Dollars ($100,000.00) a year, payable in equal monthly installments. Salary payments shall be subject to withholding and other applicable taxes.

4.             Relocation Expenses. Breda shall pay for the relocation expenses of Chuck, which relocation expenses shall include packing and moving of household and personal effects. Breda will also pay for Chuck’s hotel expenses during the interim, up to and including July 19, 2006.

5.             Duties. Chuck shall devote his entire attention and energy to the business and affairs of Breda and shall not be engaged in any other business activity, whether or not such business activity is for the pursuit of gain, profit or other pecuniary advantages, unless Breda consents to Chuck’s involvement in such business activities. In this capacity, Chuck shall be responsible for all the affairs and operations of the company. Breda may, from time to time, extend or curtail Chuck’s precise services.

6.             Compensation After the First Year of Employment. Chuck’s compensation for the second and third year of this Agreement shall be set by the Chief Executive Officer, with the final approval resting with the Board of Directors. However, the compensation shall not be less than $100,000.00 per year. The Chief Executive Officer, with approval of the Board of Directors, may also set up a bonus program for Chuck for the second and third year of this Agreement.

7.             Employee Benefits. Chuck shall be entitled to any retirement benefits as offered by Breda to its other employees. Chuck will receive health insurance for both he and his wife, and all other employee benefits, a list of said benefits is attached hereto and made a part hereof.

8.             Vacation. Chuck shall be entitled to four (4) weeks paid vacation each year of this Agreement.

9.             Expenses. Chuck may incur reasonable expenses for promoting Breda’s business, including expenses for entertainment, travel and similar items. Breda will reimburse Chuck for all such expenses upon Chuck’s periodic presentation of the itemized account of such expenditures.

10.           Termination Without Cause. Breda may, without cause, terminate this agreement at any time by giving sixty (60) days written notice to Chuck. In that event, Chuck, if requested by Breda, shall continue to render his services and shall be paid his regular compensation up to the date of termination. In addition, Chuck will be paid on the date of termination a severance allowance equal to six (6) months of his regular pay, if he is terminated during the first year of this Agreement; the equivalent of four (4) months of his pay if he is terminated during the second year of this Agreement; and the equivalent of two (2) months pay if he is terminated during the third year of this Agreement.

Chuck may, without cause, terminate this agreement by giving sixty (60) days notice to Breda. In such event, Chuck shall continue to render his services to Breda and shall be paid his regular compensation until the date of termination, but he shall not receive any severance allowance.

11.           Termination for Cause. Breda may terminate this agreement for cause upon five (5) days written notice to Chuck stating the reason for said termination. Matters that would be considered terminable for cause would include, but not be limited to:

a.	Fraud or theft;
b.	Falsifying records;
c.	Refusal to carry out a specific order of the Board of Directors;

d.	Abuse, discrimination, or harassment of other employees;
e.	Unauthorized dissemination of records or information;
f.	Possession of illegal drugs or weapons while on Breda property;
g.	Conviction of a crime, the nature of which would be calculated to render an employee undesirable as Chief Operations Officer and detrimental to the best interest of the company; and
h.	Using or possessing intoxicants or narcotics of any kind while on company premises or being at work under the influence of such substances.

12.          Illness or Disability. If Chuck is absent from his employment by reason of illness or other incapacity for more than twenty (20) consecutive weeks, Breda may, after such twenty (20) consecutive weeks, terminate Chuck’s employment by furnishing him notice of termination. Breda shall pay Chuck compensation during any period of illness or incapacity in accordance with Breda’s sick pay policy then in effect. If Chuck is terminated for illness or disability, he will not be entitled to severance pay.

13.          Restrictive Covenants. During the term of this agreement, and for a period of one (1) year hereafter, Chuck shall not, either as an individual or on his own account, or as a partner, joint venture, employee, agent, officer, director or shareholder, directly or indirectly (a) enter into or engage in any business competitive with that of Breda within a fifty (50) mile area in which Breda is then doing business; and (b) solicit or attempt to solicit any of Breda’s customers with the intent or purpose to perform services for such customers which are the same or similar to those provided to the customers by Breda, or to sell to such customers goods which are the same or similar to those provided to customers by Breda.

14.          Confidential Information. Chuck acknowledges and agrees that all information of a technical or business nature, such as know how, trade secrets, business plans, data, processes, techniques, customer information, inventions, discoveries and devices, acquired by Chuck in the course of his employment under this agreement, is valuable, proprietary information of Breda. Chuck agrees that such confidential information whether in written, verbal or model form shall not be disclosed to anyone outside of the employment of Breda, without Breda’s written consent.

15.          Return of Documents. Upon the termination of Chuck’s employment with or without cause, Chuck shall immediately return and deliver to Breda and shall not retain any originals or copies of any books, papers, price lists, customer contacts, bids, customer lists, files, notebooks or any other documents containing any of the confidential information or otherwise relating to Chuck’s performance of duties under this agreement. Chuck further acknowledges and agrees that all such documents are Breda’s sole and exclusive property.

16.          Construction of Agreement. This agreement shall be interpreted, constructed and governed by and under the laws of the State of Iowa. If any provision or clause of this agreement or the application thereof to either party is held to be invalid by a court of competent jurisdiction, then such provision shall be severed therefrom and such invalidity shall not effect any other provision of this agreement.

a.

In the event that the provisions of paragraph 13 shall ever be deemed to exceed the time or geographical limits permitted by applicable law, then such provision shall be reformed to the maximum time and geographical limits permitted by applicable law.

b.

The representations, warranties, covenants and agreements of the parties shall be revived continuously during the Term, or in consideration of the compensation paid to Chuck and shall survive the termination of this agreement.

c.

This agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and there are no understandings, representations or warranties of any kind between the parties except as expressly set forth herein.

d.	Neither this agreement nor any right or obligation of Chuck hereunder may be assigned by Chuck without the prior written consent of Breda.

e.

Subject thereto, this agreement and the covenants and conditions herein contained shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

BREDA TELEPHONE CORP.

By:	/s/ Charles Thatcher
Date: June 14, 2006	Charles Thatcher, President

/s/ Charles J. Deisbeck
Date: June 14, 2006	Charles J. Deisbeck

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